Exhibit 10.4
EXECUTION COPY

SERVICES AGREEMENT
by and between
CARE INVESTMENT TRUST INC.
and
TREIT MANAGEMENT LLC
Dated as of November 4, 2010

          SERVICES AGREEMENT, dated as of November 4, 2010 and effective as of the date on which termination of the Amended and Restated Management Agreement by and between Care Investment Trust Inc., a Maryland corporation (the “Company”) and CIT Healthcare LLC becomes effective (the “Effective Date”) by and between the Company and TREIT MANAGEMENT LLC, a Delaware limited liability company (together with its successors and assigns, “TREIT”).
WITNESSETH:
          WHEREAS, the Company invests primarily in a diversified portfolio of healthcare-related commercial mortgage investments, commercial real estate and other related products and intends to continue to qualify as a real estate investment trust for federal income tax purposes and will elect to continue to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and
          WHEREAS, the Company desires to retain TREIT to provide certain advisory services regarding the business and operations of the Company and its Subsidiaries in the manner and on the terms set forth herein and TREIT wishes to be retained to provide such services.
          NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:
     Section 1. Definitions. (a) The following terms shall have the meanings set forth in this Section 1(a):
     “Adjusted Equity” means for the purpose of calculating the Incentive Fee for any given quarter, Equity at the beginning of such quarter adjusted by (a) subtracting the aggregate amount of any cash dividends declared by the Company during such quarter and (b) adding the product of (i) net cash proceeds received by the Company as a result Equity Offerings, if any, completed in such quarter and (ii) one half of a fraction, the numerator of which is the number of days remaining in such quarter after the date on which such Equity Offering is consummated and the denominator of which is the total number of days in such quarter. For the avoidance of doubt, multiple Equity Offerings in a given quarter would be handled by applying the formula in (b) above individually to each Equity Offering.
     “Affiliate” means with respect to any Person (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any executive officer or general partner of such Person, and (iii) any legal entity for which such Person acts as an executive officer or general partner. For purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of TREIT.
     “AFFO Plus Gain (Loss) On Sale” means the Company’s net income (computed in accordance with GAAP) including gains (losses) from sales of real estate-related assets before depreciation and amortization of such assets after the Base Services Fee and before any Incentive Fees and adjusted to exclude: (i) depreciation and amortization; (ii) gains (losses) from debt restructuring, (iii) non-cash equity compensation expense; (iv) the effects of straight lining lease revenue; (v) normalized recurring capital expenditures; (vi)

non-cash allocations from unconsolidated partnerships and joint ventures; (vi) one-time events pursuant to changes in GAAP; (viii) net amortization/accretion of premiums/discounts and (ix) subject to approval of an Independent Committee, other non-cash charges incurred in the current or prior periods; provided, however, that the amount of any gains (losses) from the sale, prior to June 30, 2011, of any real estate-related assets owned by the Company on the Effective Date to be included in AFFO Plus Gain (Loss) on Sale for purposes of calculating the Incentive Fee shall be determined by the Independent Committee.
     “Agreement” means this Services Agreement, as amended, supplemented or otherwise modified from time to time.
     “Automatic Renewal Term” has the meaning set forth in Section 10(b) hereof.
     “Base Services Fee” means the base services fee, calculated and payable monthly in arrears, in an amount equal to one-twelfth, except for partial months, if any, which shall be pro-rated, of 0.5% of Equity as adjusted to account for Equity Offerings as set forth in Section 6 hereof .
     “Board of Directors” means the board of directors of the Company.
     “Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.
     “Claim” has the meaning set forth in Section 8(c) hereof.
     “CNG Committee” means the Compensation Nominating and Corporate Governance Committee of the Board of Directors or such successor committee or committees.
     “Code” has the meaning set forth in the Recitals.
     “Common Stock” means the common stock, par value $0.001, of the Company.
     “Company Indemnified Party” has meaning set forth in Section 8(b) hereof.
     “Company Permitted Disclosure Parties” has the meaning set forth in Section 5(b) hereof.
     “Conduct Policies” has the meaning set forth in Section 2(h) hereof.
     “Confidential Information” has the meaning set forth in Section 5(a) hereof.
     “Conflicts of Interest Policy” means the conflicts of interest policy for the Company with respect to TREIT, a copy of which is attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived by the Board of Directors as specified therein.
     “Effective Termination Date” has the meaning set forth in Section 10(c) hereof.
     “Equity” means the value of the Company’s stockholders’ equity computed in accordance with GAAP (including common stock and preferred stock) before depreciation and amortization and adjusted to exclude gains (losses) from debt restructuring, the effects of straight lining lease revenue, normalized recurring capital expenditures, non-cash allocations from unconsolidated partnerships and joint ventures, one-time events pursuant to changes in GAAP, non-cash equity compensation expenses, net amortization/accretion of premiums/discounts, and, subject to approval of an Independent Committee, other non-cash charges incurred in the current or prior periods.
     “Equity Offering” means any offering of capital stock of the Company (whether common stock, preferred stock or any security convertible into common or preferred stock and whether registered with the SEC or exempt from such registration) for cash.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.
     “Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership or the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.
     “Hurdle Rate” means (i) from the date hereof until the fiscal quarter in which the Company’s Equity first exceeds $250,000,000, a rate equal to 1.50% and (ii) with respect to each fiscal quarter thereafter, a rate equal to 1.75%.
     “Incentive Fee” means an incentive fee calculated and payable with respect to each fiscal quarter, beginning with the fiscal quarter ending December 31, 2010, in arrears, in an amount, not less than zero, that is the lesser of (i) fifteen percent (15%) of the Company’s AFFO Plus Gain (Loss) on Sale for such fiscal quarter and (ii) the amount by which the Company’s AFFO Plus Gain (Loss) on Sale for such fiscal quarter exceeds the product of (a) Adjusted Equity for said quarter and (b) the Hurdle Rate.
     “Indemnified Party” has the meaning set forth in Section 8(b) hereof.
     “Independent Committee” means a committee of the Board of Directors comprised solely of Independent Directors acting by unanimous written consent or at a meeting of such committee or the Independent Directors acting at a meeting of the Board of Directors.
     “Independent Director” means a member of the Board of Directors who is “independent” in accordance with the Company’s Governing Instruments and the rules of the NYSE or such other securities exchange, if any, on which the shares of Common Stock are listed.
     “Initial Term” has the meaning set forth in Section 10(a) hereof.
     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “Last Appraiser” has the meaning set forth in Section 6(j) hereof.
     “Losses” has the meaning set forth in Section 8(a) hereof.
     “Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.
     “NYSE” means the New York Stock Exchange, Inc.

     “Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.
     “REIT” means a “real estate investment trust” as defined under the Code.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Services Fee Payment” has the meaning set forth in Section 6(e) hereof.
     “Subsidiary” means any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company, and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.
     “Termination Fee” means a termination fee equal to the sum of the average annual Base Services Fee and the average annual Incentive Fee, both as earned by TREIT during the two years immediately preceding the most recently completed fiscal quarter prior to the date of termination, multiplied by two (2).
     “Termination Notice” has the meaning set forth in Section 10(c) hereof.
     “TREIT Confidential Information” has meaning set forth in Section 5(b) hereof.
     “TREIT Indemnified Party” has the meaning set forth in Section 8(a) hereof.
     “TREIT Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.
     “Valuation Notice” has the meaning set forth in Section 6(h) hereof.
          (b) As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under United States generally accepted accounting principles.
          (c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

     Section 2. Appointment and Duties of TREIT. (a) The Company hereby appoints TREIT to provide certain advisory services regarding the business and operations of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision and control of, and such further limitations or parameters as may be imposed from time to time by, an Independent Committee. TREIT hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. In performing its duties hereunder, TREIT also hereby agrees to use its commercially reasonable efforts to comply, and to cause the personnel providing services to the Company to comply, with the Conflicts of Interest Policy. The appointment of TREIT shall be exclusive to TREIT, except to the extent that TREIT elects, in its sole and absolute discretion, in accordance with the terms of this Agreement, to cause the duties of TREIT as set forth herein to be provided by third parties, any costs of which shall be borne by TREIT.
               (b) TREIT, in its performance of the services as set forth herein, at all times will be subject to the supervision and control of an Independent Committee and will have only such functions and authority as identified herein and assigned to TREIT hereby or such additional functions and authority as such Independent Committee may assign to it. Subject to such supervision and control by such Independent Committee, TREIT shall provide the following services relating to the business and operations of the Company as may be appropriate under the circumstances:
     (i) serving as the Company’s consultant with respect to the periodic review of criteria and parameters for acquisitions, borrowings and operations (including the Conflicts of Interest Policy, any modifications to which shall be approved by the Board of Directors (including a majority of the Independent Directors)) and other policies and recommendations with respect thereto for approval by the Board of Directors;
     (ii) making available to the Company TREIT’s knowledge and experience with respect to mortgage loans, real estate, real estate securities, other real estate-related assets and non-real estate related assets and real estate operating companies in the healthcare industry and otherwise;
     (iii) serving as the Company’s consultant with respect to the identification, investigation, evaluation, analysis, selection, purchase, origination, negotiation, structuring, monitoring and disposition of the Company’s holdings;
     (iv) serving as the Company’s consultant and assisting it with respect to decisions regarding financings, capital raising activities or borrowings undertaken by the Company or its Subsidiaries, including assisting the Company with respect to (1) developing criteria for debt and equity financing that is specifically tailored to the Company’s business objectives, (2) obtaining appropriate warehouse or other financings for its holdings and (3) long-term financing vehicles for the Company’s holdings;
     (v) making recommendations to the Company in connection with the purchase and finance and commitment to purchase and finance investments;
     (vi) with respect to prospective acquisitions by the Company and sales, exchanges or other dispositions of assets by the Company, serving as the Company’s consultant with respect to negotiations with real estate brokers, sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately and publicly held real estate companies;
     (vii) advising the Company on portfolio management, asset servicing and loan servicing matters, including enforcing rights, exercising remedies, granting consents, and taking other actions in respect of the Company’s holdings;
     (viii) reviewing, analyzing, commenting and making recommendations upon the operating budgets, capital budgets and leasing plans of properties;
     (ix) advising on the selection and supervision of independent contractors retained by the Company that provide real estate, investment banking, mortgage brokerage, securities brokerage, appraisal, engineering, environmental, seismic, insurance, legal, accounting, transfer agent, registrar, leasing, master servicing, special servicing, due diligence and such other services as may be necessary or desirable;
     (x) advising on the coordination and operations management of any joint venture or co-investment interests held by the Company;
     (xi) advising on the maintenance of appropriate information technology services used by the Company;
     (xii) counseling the Company in connection with policy decisions to be made by the Board of Directors;
     (xiii) at the Company’s request, furnishing reports and statistical and economic research to the Company relating to the business and operations of the Company or the services provided by TREIT hereunder, including but not limited to competitive analyses, reports on the real estate market or real estate valuations, reports on the REIT market and any other appropriate reports as agreed to between TREIT and the Company;
     (xiv) advising the Company with respect to the handling and resolution of claims, disputes or controversies (including litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations other than with TREIT or TREIT’s Affiliates;
     (xv) advising on the Company’s marketing and promotional efforts; and
     (xvi) performing such other advisory and consulting services in connection with the business and operations of the Company as an Independent Committee shall reasonably request.
               (c) TREIT shall make available to the Company sufficient experienced and appropriate personnel to perform the duties described in Section 2(b) and such personnel shall devote such of their time and attention as is necessary to perform such services in good faith and in a commercially reasonable manner.
               (d) Unless otherwise authorized or directed by the Board of Directors, TREIT shall refrain from any action that, in its sole judgment made in good faith, (i) would adversely affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity exempted from investment company status under the Investment Company Act, or (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Company’s Governing Instruments. If TREIT is ordered to take any such action by the Board of Directors, TREIT shall promptly notify the Board of Directors if it is TREIT’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, TREIT, its directors, officers, stockholders and employees shall not be liable to the Company, the Board of Directors, or the Company’s stockholders for any act or omission by TREIT, its directors, officers, stockholders or employees except as provided in Section 8 of this Agreement.
               (e) The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable TREIT to carry out its duties and obligations under this Agreement. The Company further agrees to use commercially reasonable efforts to make available to TREIT all resources, information and materials reasonably requested by TREIT to enable TREIT to satisfy its obligations hereunder. If TREIT is not able to provide a service, or in the reasonable judgment of TREIT it is not prudent to provide a service, without the approval of the Board of Directors, as applicable, then TREIT shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.
               (f) TREIT shall use commercially reasonable efforts to maintain reasonable and customary “errors and omissions” insurance coverage with respect to its activities hereunder.
               (g) TREIT acknowledges receipt of the Company’s Code of Business Conduct and Securities Trading Policy (collectively, the “Conduct Policies”) and agrees to require its employees who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold employees of TREIT to at least the standards of conduct set forth in the Conduct Policies.
     Section 3. Additional Activities of TREIT. Except as provided in the last sentence of this Section 3 and subject to the provisions of the Conduct Policies and the Conflicts of Interest Policy, nothing in this Agreement shall (i) prevent TREIT or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict TREIT or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom TREIT or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in TREIT’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the objectives and policies of the Company, they may be different from the information and recommendations supplied by TREIT or any Affiliate of TREIT to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by TREIT or any Affiliate of TREIT to others. The Company shall have the benefit of TREIT’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, TREIT shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.
     Section 4. [Reserved].
     Section 5. Confidentiality. (a) TREIT shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder (and for other related legal, audit or compliance purposes) (collectively, “TREIT Permitted Disclosure Parties”), (ii) to governmental officials having jurisdiction over TREIT or any of its Affiliates, (iii) as requested by law or legal process to which TREIT or any Person to whom disclosure is permitted hereunder is a party, or (iv) with the consent of the Company. TREIT agrees to inform each of its TREIT Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. Nothing herein shall prevent TREIT from disclosing Confidential Information (i) upon a subpoena or the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority, or pursuant to any law or regulation, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to disclosure pursuant to the order of a court of law, it is agreed that TREIT will, to the extent permitted by law and practicable under the circumstances, provide the Company with prompt written notice of such order, request or demand so that the Company, at its sole expense, may seek an appropriate protective order and/or waive TREIT’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, TREIT is required to disclose Confidential Information, TREIT may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that TREIT agrees to exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than TREIT in violation of this Agreement, (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by TREIT from a third-party without breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 5(a) shall survive the expiration or earlier termination of this Agreement for a period of two (2) years.
               (b) The Company shall keep confidential any and all non-public information regarding TREIT, written or oral, obtained by it in connection with its relationship with TREIT (the “TREIT Confidential Information”) and shall not use TREIT Confidential Information except in furtherance of the terms of this Agreement or disclose TREIT Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, agents, representatives or advisors who need to know such TREIT Confidential Information (collectively, “Company Permitted Disclosure Parties”), (ii) to governmental officials having jurisdiction over the Company or any of its Affiliates, (iii) as requested by law or legal process to which the Company or any Person to whom disclosure is permitted hereunder is a party, or (iv) with the consent of TREIT. The Company agrees to inform each of its Company Permitted Disclosure Parties of the non-public nature of the TREIT Confidential Information and to direct such Persons to treat such TREIT Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Company from disclosing TREIT Confidential Information (i) upon a subpoena or the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority, or pursuant to any law or regulation, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to disclosure pursuant to the order of a court of law, it is agreed that the Company will, to the extent permitted by law and practicable under the circumstances, provide TREIT with prompt written notice of such order, request or demand so that TREIT may seek, at its sole expense, an appropriate protective order and/or waive the Company’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Company is required to disclose TREIT Confidential Information, the Company may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Company agrees to exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any TREIT Confidential Information that (A) is available to the public from a source other than the Company in violation of this Agreement, (B) is released in writing by TREIT to the public or to persons who are not under similar obligation of confidentiality to TREIT, or (C) is obtained by the Company from a third-party without breach by such third-party of an obligation of confidence with respect to the TREIT Confidential Information disclosed. For the avoidance of doubt, information about the systems, employees, policies, procedures and investment portfolio (other than investments in which the Company and TREIT (or its Affiliates) have co-invested) of TREIT and its Affiliates shall be deemed to be included within the meaning of “TREIT Confidential Information” for purposes of the Company’s obligations pursuant to this Section 5(b). The provisions of this Section 5(b) shall survive the expiration or earlier termination of this Agreement for a period of two (2) years.
     Section 6. Compensation. (a) For the services rendered under this Agreement, the Company shall pay to TREIT the Base Services Fee and the Incentive Fee.
               (b) The parties acknowledge that the Base Services Fee is intended to compensate TREIT for the costs and expenses of executive officers and employees of TREIT and overhead expenses of TREIT incurred in providing to the Company the services rendered pursuant to this Agreement.
               (c) TREIT will not receive any compensation for the period prior to the Effective Date other than expenses incurred and reimbursed pursuant to the provisions of Section 7 hereunder and other than any Incentive Fee for the quarter ended December 31, 2010 payable under Section 6(a) hereof.
               (d) The Base Services Fee shall be payable monthly in arrears in cash, and shall be calculated based on the average of (i) Equity at the beginning of the quarter and (ii)

Equity at the end of the quarter net of the cash proceeds of Equity Offerings, if any, consummated in such quarter.
               (e) Prior to the completion of the relevant quarter end, the Company shall calculate the Base Services Fee for each month in such quarter based solely on the Equity at the beginning of the quarter. Following the completion of such quarter, the Company shall re-calculate the Base Services Fee for each month in such quarter in accordance with Section 6(d) above and the next payment of Base Services Fee made to TREIT hereunder shall be adjusted upward by the amount of any additional Base Services Fee payable with respect to such quarter in accordance with Section 6(d) or downward by the amount of any overpayment of Base Services Fees with respect to such quarter. The Company shall calculate each payment of Base Services Fee as provided above and deliver such calculation to TREIT along with payment therefor (each such payment, a “Services Fee Payment”), within fifteen (15) days following the last day of each calendar month. The Company shall provide to the Board of Directors each quarter a record of all Services Fee Payments made or to be made to TREIT with respect to such quarter, including adjustments thereto, and the related computations.
               (f) If, during any given quarter, the Company consummates an Equity Offering, the Company shall pay to TREIT, along with the Services Fee Payment with respect to the first month of the following quarter, an amount equal to the net cash proceeds received by the Company as a result of such Equity Offering multiplied by a fraction, the numerator of which is the number of days remaining in such quarter after the date on which the Equity Offering is consummated and the denominator of which is the total number of days in such quarter, multiplied by one-quarter of 0.5%, as additional Base Services Fee for such quarter.
               (g) With respect to the first, second and third quarters of any given year, the Company shall compute each payment of the Incentive Fee within forty five (45) days after the end of the calendar quarter with respect to which such Incentive Fee is payable and with respect to the fourth quarter of any given year, the Company shall compute the Incentive Fee within ninety (90) days after the end of such quarter. A copy of the computations made by the Company to calculate such payment shall be delivered to the Board of Directors along with the applicable financial statements, and the Incentive Fee shall be due and payable within two (2) Business Days after the Board of Directors meeting at which such financial statements are reviewed.
               (h) Twenty percent (20%) (or more, upon TREIT’s request, and subject to approval of an Independent Committee) of the Incentive Fee (subject to restrictions under securities laws and the NYSE (or such other securities exchange on which the shares of Common Stock are listed) and to the remaining provisions of this Section 6(h) and the provisions of Sections 6(i) and 6(j)) shall be paid in shares of Common Stock and the remainder thereof shall be paid in cash. TREIT’s receipt of shares of Common Stock in accordance herewith shall be subject to all applicable securities exchange rules and securities laws (including prohibitions on insider trading). All shares of Common Stock paid to TREIT as Incentive Fee will be fully vested upon issuance; provided, that TREIT agrees not to sell such shares of Common Stock for a period of one (1) year from the last day of the calendar quarter for which the Incentive Fee being paid in Common Stock was earned (such agreement not to sell, the “Lock-Up Restriction”). Notwithstanding the Lock-Up Restriction and subject to compliance with all applicable securities laws (including prohibitions on insider trading), TREIT shall have the right to allocate such shares in its sole and absolute discretion to its officers, employees and other individuals who provide services to it at any time. In addition, the Lock-Up Restriction shall terminate upon termination or non-renewal of this Agreement.
               (i) Shares of Common Stock payable as a portion of the Incentive Fee shall be valued as follows:
     (i) if such shares are traded on a securities exchange, the value shall be deemed to be the closing price of the shares on such exchange on the Business Day prior to the issuance of such shares;
     (ii) if such shares are actively traded over-the-counter, the value shall be deemed to be the last reported sales price on the Business Day prior to the issuance of such shares, unless such shares did not trade on the specified Business Day in which case the value shall be deemed to be the average of the last reported bid and ask prices on such day; and
     (iii) if there is no active public market for such shares as determined by the Board of Directors (including a majority of the Independent Directors) in its sole discretion, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors (including a majority of the Independent Directors) of the Company.
               (j) If at any time TREIT shall, in connection with a determination of fair market value made by the Board of Directors, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and TREIT within ten (10) Business Days after TREIT provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and TREIT within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and TREIT cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one such independent appraiser and TREIT shall select one independent appraiser within five (5) Business Days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) Business Days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board of Directors and TREIT and shall be delivered to TREIT and the Company within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the appraisers.
               (k) Officers and directors of TREIT shall receive no additional compensation from the Company for services rendered pursuant to this Agreement, other than equity compensation awards granted to such officers or employees by the CNG Committee pursuant to equity incentive plans approved by the Company’s shareholders.

     Section 7. Expenses of the Company. (a) TREIT shall be responsible for all of the overhead expenses of TREIT necessary to perform the services required to be performed pursuant to this Agreement and all of the employment expenses of employees of TREIT, including salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel.
               (b) The Company shall pay all of its own costs and expenses incurred in connection with the business and operations of the Company. Without limiting the generality of the foregoing, it is specifically agreed that, for the avoidance of doubt, the following costs and expenses shall be expenses of the Company or its Subsidiaries and shall be paid by the Company and not by TREIT:
     (i) all costs and expenses associated with the capital raising activities of the Company and its Subsidiaries, if any, including the costs and expenses of the preparation of the Company’s registration statements, any and all costs and expenses of any equity offerings and any filing fees and costs of maintaining the Company’s status as a public company, including filings with the SEC, the National Association of Securities Dealers, Inc. and the NYSE (and any other exchange or over-the-counter market), among other such entities;
     (ii) all costs and expenses in connection with the acquisition, disposition, development, protection, maintenance, financing, hedging, administration and ownership of the Company’s or any Subsidiary’s investment assets, including costs and expenses incurred in contracting with third parties to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned or leased by the Company or any Subsidiary;
     (iii) all legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any Subsidiary’s equity securities or debt securities;
     (iv) all costs and expenses in connection with legal, accounting, due diligence, asset management, securitization, property management, leasing and other services that outside professionals or outside consultants perform on behalf of the Company;
     (v) all expenses relating to communications to holders of equity securities or debt securities issued by the Company or any Subsidiary and the other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any Subsidiary’s securities and the cost of any reports to third parties required under any indenture to which the Company or any Subsidiary is a party;

     (vi) all costs and expenses of money borrowed by the Company or its Subsidiaries, if any, including principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase facilities and other indebtedness of the Company and its Subsidiaries, if any (including commitment fees, legal fees, closing and other costs);
     (vii) all taxes and license fees applicable to the Company or any Subsidiary, including interest and penalties thereon;
     (viii) all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents engaged by the Company or any Subsidiary;
     (ix) all insurance costs incurred by the Company or any Subsidiary, including any costs to obtain liability or other insurance to indemnify TREIT and underwriters of any securities of the Company;
     (x) all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the Company’s portfolio accounting systems;
     (xi) all compensation, fees and expenses of directors of the Company or any Subsidiary required to be paid by the Company under the Company’s director compensation policy, the cost of directors and officers liability insurance and any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers (including those directors who are also employees of TREIT);
     (xii) all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s or any Subsidiary’s operations (including all quarterly and annual audit or tax fees and expenses);
     (xiii) subject to Section 8 below, all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;
     (xiv) subject to Section 8 below, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any director or officer of the Company or any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;
     (xv) all travel and related expenses of the Company’s officers and TREIT’s employees incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any Subsidiary or performing other business activities, at the Company’s request, that relate to the Company or any Subsidiary, including travel and expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any asset or potential asset of the Company; provided, however, that if any such expenses are incurred for the benefit of both the Company and TREIT and its Affiliates, the Company shall only be responsible for its proportionate share of such expenses, as determined by the Company in good faith;
     (xvi) all expenses of organizing, modifying or dissolving the Company or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company or its Subsidiaries, if any;
     (xvii) all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any Subsidiary, including in connection with any dividend reinvestment plan;
     (xviii) all costs and expenses related to the design and maintenance of the Company’s web site or sites and associated with any computer software, hardware or information technology services of the Company’s;
     (xix) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that if any such expenses are incurred for the benefit of both the Company and TREIT and its Affiliates, the Company shall only be responsible for its proportionate share of such expenses, as determined by the Company in good faith;
     (xx) all expenses incurred on behalf of the Company in connection with servicing problem or delinquent loans, or special servicing;
     (xxi) the costs and expenses incurred with respect to administering the Company’s incentive plans;
     (xxii) rent (including disaster recovery facilities costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Company and its Subsidiaries; provided, however, that if any such expenses are incurred for the benefit of both the Company and TREIT and its Affiliates (other than rent for the Company’s New York City offices, which up to four (4) employees of TREIT who are providing services to the Company, or a higher number of employees of TREIT upon approval of the Company’s Chief Executive Officer if there is space that is not being used by the Company’s employees or as approved by an Independent Committee, may utilize from time to time without allocation of a portion of such rent), the Company shall only be responsible for its proportionate share of such expenses, as determined by the Company in good faith; and
     (xxiii) all other expenses of the Company or any Subsidiary relating to the Company’s business and operations, including the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets.
               (c) An Independent Committee shall, on a quarterly basis, review and approve the allocation of shared expenses between the Company and TREIT pursuant to Subsections 7(b)(xv), 7(b)(xix) and 7(b)(xxii) above and the Company’s cost and expense reimbursement to TREIT shall be subject to adjustment at the end of each calendar quarter as a result of such review.

     Section 8. Limits of TREIT’s Responsibility. (a) TREIT assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of TREIT, including as set forth in the Conflicts of Interest Policy. TREIT and its Affiliates, and the directors, officers, employees and stockholders of TREIT and its Affiliates, will not be liable to the Company, any Subsidiary of the Company, the Board of Directors, or the Company’s stockholders for any acts or omissions by TREIT, its officers, employees or its Affiliates, performed in accordance with and pursuant to this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless TREIT, its Affiliates, and the directors, officers, employees and stockholders of TREIT and its Affiliates (each, a “TREIT Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”), in respect of or arising from any acts or omissions of such TREIT Indemnified Party performed in good faith under this Agreement and, in respect of any such TREIT Indemnified Party, not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such TREIT Indemnified Party under this Agreement.
               (b) TREIT shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a TREIT Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of any TREIT Indemnified Party constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of TREIT under this Agreement or (ii) any claims by employees of TREIT or its Affiliates relating to the terms and conditions of their employment by TREIT or its Affiliates.
               (c) In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section except to the extent the indemnifying party is actually prejudiced thereby. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to defend (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.
               (d) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.
     Section 9. No Joint Venture. The Company and TREIT are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
     Section 10. Term; Renewal.
               (a) Initial Term. This Agreement shall become effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until December 31, 2013 (the “Initial Term”).
               (b) Automatic Renewal Terms. After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or TREIT elects not to renew this Agreement in accordance with this Section 10.
               (c) Nonrenewal of TREIT. Notwithstanding any other provision of this Agreement to the contrary, the Company may, in connection with the expiration of the Initial Term or any Automatic Renewal Term, decline to renew this Agreement upon the vote of at least a majority of the Independent Directors. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Automatic Renewal Term, the Company shall deliver to TREIT prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 10(c) not less than one hundred eighty (180) days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, TREIT shall cease to provide services under this Agreement and this Agreement shall expire at the end of the then existing term (the “Effective Termination Date”). If the Company issues the Termination Notice, the Company shall be obligated to pay TREIT the Termination Fee within ninety (90) days after the

Effective Termination Date. Notwithstanding the foregoing, if the Termination Notice specifies that the reason for termination arises from a decision made by a majority vote of the Independent Directors that the compensation payable to TREIT is unfair, TREIT shall have the right to renegotiate the compensation payable to TREIT under this Agreement by delivering to the Company, not less than one hundred twenty (120) days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the compensation payable to TREIT under this Agreement. Thereupon, the Company (represented by the Independent Directors) and TREIT shall endeavor to negotiate the compensation payable to TREIT under this Agreement in good faith. Provided that the Company and TREIT agree to the revised compensation payable to TREIT within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the compensation payable to TREIT under this Agreement shall be the revised compensation structure then agreed upon by the Company and TREIT. The Company and TREIT agree to execute and deliver an amendment to this Agreement setting forth such revised compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and TREIT are unable to agree to a revised compensation structure during such sixty (60) day period, this Agreement shall expire on the Effective Termination Date and the Company shall be obligated to pay TREIT the Termination Fee within ninety (90) days of the Effective Termination Date.
               (d) No later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, TREIT may deliver written notice to the Company informing it of TREIT’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall expire effective upon expiration of the then current term. In the event that TREIT declines to renew this Agreement, no Termination Fee shall be paid.
               (e) In the event of expiration or nonrenewal of this Agreement pursuant to this Section 10, the parties shall be without any further liability or obligation to each other, except as provided in Section 13 of this Agreement and except for such obligations as expressly survive the expiration or termination of this Agreement.

     Section 11. Assignments. (a) This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by TREIT, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as TREIT is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement substituting such assignee for TREIT for all purposes of this Agreement. Notwithstanding the foregoing, TREIT may (i) assign this Agreement to an Affiliate of TREIT that is a successor to TREIT by reason of a restructuring or other internal reorganization among TREIT and any one or more of its Affiliates without the consent of a majority of the Independent Directors and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder, the costs of which shall be borne by TREIT, so long as it remains liable for any such Affiliate’s performance, to the extent set forth in this Agreement. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to TREIT under this Agreement.
               (b) The Company shall not assign this Agreement, in whole or in part, unless such assignment is consented to in writing by TREIT. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Company is bound. In addition, the assignee shall execute and deliver to TREIT a counterpart of this Agreement.
     Section 12. Termination of TREIT for Cause. At the option of the Company and at any time during the term of this Agreement, this Agreement shall be and become terminated upon sixty (60) days’ written notice of termination from the Company (by action of a majority of the Independent Directors) to TREIT, without payment of the Termination Fee, if any of the following events shall occur, which shall be determined in good faith by such majority of Independent Directors:
     (i) TREIT shall commit any act of fraud, misappropriation of funds, or embezzlement against the Company in its corporate capacity or shall be grossly negligent in the performance of its duties under this Agreement (including such action or inaction by TREIT which materially impairs the Company’s ability to conduct its business);
     (ii) TREIT shall commit a material breach of any provision of this Agreement (including the failure by TREIT to use commercially reasonable efforts to comply with the Company’s Conflicts of Interest Policy); provided, that such breach has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied;
     (iii) Any one of: (A) TREIT shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or TREIT shall make a general assignment for the benefit of its creditors; (B) there shall be commenced against TREIT any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (C) TREIT shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) TREIT shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
     (iv) upon the conviction (including a plea of nolo contendere) of TREIT of a felony or the entry of any order or consent decree by any state or federal regulatory agency or authority, or the settlement by TREIT with any such regulatory agency or authority, whether or not such order, consent decree or settlement involves the admission or denial of liability, with respect to or arising out of any regulatory proceeding where the subject matter of the regulatory proceeding involves conduct of TREIT in the course of conducting its business as contemplated by this Agreement; or
     (v) upon the dissolution of TREIT.
If any of the events specified above shall occur, TREIT shall give prompt written notice thereof to the Board of Directors.
     Section 13. Action Upon Termination. From and after the effective date of expiration or termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, TREIT shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if this Agreement is not renewed pursuant to Section 10, the Termination Fee. Upon any such termination, TREIT shall forthwith:
               (a) calculate and submit to the Company any accrued compensation and reimbursement for its expenses to which it is then entitled; and
               (b) deliver to the Board of Directors any property and documents of the Company and any Subsidiaries then in the custody of TREIT.
     Section 14. [Reserved]
     Section 15. Representations and Warranties. (a) The Company hereby represents and warrants to TREIT as follows:
     (i) The Company is duly organized, validly existing and in good standing under the laws of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.
     (ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
     (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
               (b) TREIT hereby represents and warrants to the Company as follows:
     (i) TREIT is duly organized, validly existing and in good standing under the laws of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of TREIT.
     (ii) TREIT has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of TREIT, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required by TREIT in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of TREIT, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of TREIT enforceable against TREIT in accordance with its terms.
     (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on TREIT, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on TREIT, or the Governing Instruments of, or any securities issued by TREIT or of any agreement, instrument or undertaking to which TREIT is a party or by which TREIT or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of TREIT, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such agreement, instrument or undertaking.
     Section 16. Miscellaneous. (a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16):

The Company:	Care Investment Trust Inc.
780 Third Avenue, 21st Floor
New York, New York 10017
Attention: Chief Executive Officer

with a copy to:	Care Investment Trust Inc.
780 Third Avenue, 21st Floor
New York, New York 10017
Attention: Counsel

TREIT:	TREIT Management LLC
780 Third Avenue, 21st Floor
New York, New York 10017
Attention: President

with a copy to:	TREIT Management LLC
780 Third Avenue, 29th Floor
New York, New York 10017
Attention: General Counsel
               (b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

               (c) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.
               (d) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
               (e) Amendments. Neither this Agreement nor any terms hereof may be amended, supplemented, modified or waived except in an instrument in writing executed by the parties hereto, which shall be approved by a majority of the Independent Directors.
               (F) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.
               (g) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
               (h) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.
               (i) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               (j) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.
               (k) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
               (l) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date first written above.

CARE INVESTMENT TRUST INC.
By:
Name:
Title:

TREIT MANAGEMENT LLC
By:
Name:
Title:

Exhibit A
Conflicts of Interest Policy
          Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Services Agreement, dated as of November 4, 2010, as may be amended from time to time (the “Services Agreement”), by and between Care Investment Trust Inc. (the “Company”) and TREIT Management LLC (“TREIT”). For purposes of this Conflicts of Interest Policy, the term “Commercial Healthcare Facilities” shall mean commercial real properties used primarily for the provision of healthcare, geriatric and related services, including without limitation, senior living, independent living, assisting living, skilled nursing, hospice and palliative care, physical therapy, drug rehabilitation and Alzheimer’s facilities, medical office buildings, hospitals, surgery centers and similar facilities.
          Special Provisions Relating to Allocation of Opportunities, Co-Investments and Certain Shared Services:
          1. The Company shall have the first right to invest in all assets originated by or presented to TREIT (but not, for the avoidance of doubt, an asset originated by or presented to an Affiliate of TREIT) with one or more of the following characteristics (other than any asset that constitutes a tax-exempt obligation or underlies a tax-exempt bond or taxable municipal bond), regardless of how such asset is originated or otherwise identified by TREIT unless otherwise specified below:
          (a) any mortgage loan or participation interest therein secured by one or more mortgages or deeds of trust on one or more Commercial Healthcare Facilities, with a total principal amount, or total principal amount of participation interest, over $25 million;
          (b) any investment opportunity which constitutes equity or preferred equity in an entity where a majority of the assets held by such entity are Commercial Healthcare Facilities, or in an entity of which at least a majority of its income is derived from the management or servicing of Commercial Healthcare Facilities, and;
          (c) any investment opportunity which constitutes mezzanine loans or B Notes that are directly or indirectly secured by one or more mortgages or deeds of trust on one or more Commercial Healthcare Facilities.
          2. The Company shall also have the right to invest in any other mortgage or real estate related asset involving a Commercial Healthcare Facility that TREIT elects not to invest in for any reason, including failure to satisfy TREIT’s investment criteria or concentration issues.
          3. The Company shall not purchase from, or co-invest (i.e., co-originate or co-purchase from an unaffiliated third party) with, TREIT or its Affiliates unless either (i) the economic terms (excluding any administrative fees payable to TREIT or its Affiliates as agent) shall be at least as favorable to the Company as to TREIT and its Affiliates, or (ii) the Company’s investment has been approved by a majority of the Independent Directors or a committee comprised solely of Independent Directors.
          4. In the event that (i) the Company shall invest in a loan (or portion of a loan) that is secured (directly or indirectly) by the same underlying real estate asset that secures a loan (or tranche or other portion of a loan) of a different priority held by TREIT or (ii) TREIT or the Company holds an interest (whether a debt, equity, participation or other interest) in a real estate asset in which the other party hereto also has an interest and the Company and TREIT have differing economic interests with respect to such assets (each such loan, loan tranche or other loan portion, or equity or other interest being a “ Tranche”), then upon the occurrence of (i) a material default in respect of the Tranche in which the Company holds an interest (the “Company’s Tranche”) or (ii) any request to amend, modify or waive any material term of the Company’s Tranche in order to avoid a pending material default, TREIT shall advise an Independent Committee of the potential conflict of interest so that such Independent Committee may take whatever action on behalf of the Company that such Independent Committee deems advisable (such as retaining a reputable independent third party special servicer or adviser to advise the Company or the Board of Directors with respect to all material rights, remedies, enforcement actions, amendments and requests for waivers or consents in respect of the Company’s Tranche).
          5. The legal department of TREIT may provide legal services to the Company, such as advice as to corporate governance matters, regulatory requirements, tax matters, litigation matters and other matters as the Company may from time to time reasonably request, and in the provision of such legal services the Company, its officers and directors shall, to the extent permitted by applicable law, be entitled to all attorney-client privileges available under applicable law and all fiduciary obligations owed by attorneys to their clients under applicable law. Notwithstanding the foregoing, in order to mitigate possible conflicts of interest, the Company shall retain separate external counsel and shall not be advised by the legal department of TREIT with respect to (a) any disputes between TREIT and Company arising under this Agreement or any other agreement between TREIT and Company, (b) any transaction of the kind described in Section 3 or Section 4 of this Conflicts of Interest Policy, (c) any matter that a majority of the Independent Directors identifies as a situation where the dual representation of the Company and TREIT presents an actual or apparent conflict of interest; or (d) at the option of Company or any Independent Director, any other matter.
          This Conflicts of Interest Policy may be amended, restated, modified, supplemented or waived by TREIT and the Company (which approval must include a majority of the Independent Directors) without the approval of the Company’s stockholders.